Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

SYNACOR, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Synacor, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on July 14, 2014:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

I. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares initially constituting the Series A Preferred Stock shall be 2,000,000; provided, however, that, if more than a total of 2,000,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of July 14, 2014, between the Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agreement”), the Board, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Certificate of Incorporation then permits) up to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights; provided, further, that such number of shares may be decreased by resolution of the Board of Directors, but not to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of the Rights or any other outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

II. Dividends and Distributions.

A. Subject to the rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $1.00 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock. As used herein, the “Formula Number” shall be 100; provided, however, that, if at any time after July 14, 2014, the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after July 14, 2014, the Corporation shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

B. The Corporation shall declare a cash dividend on the Series A Preferred Stock as provided in Section 2(A)(2) immediately prior to or at the same time it declares a cash dividend on the Common Stock; provided, however, that, in the event no cash dividend shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, during the period between the first issuance of any share or fraction of a share of Series A Preferred Stock and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per whole share on the Series A Preferred Stock shall nevertheless accrue on such subsequent Quarterly Dividend Payment Date or the first Quarterly Dividend Payment Date, as the case may be. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

C. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from and after the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

III. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

A. Subject to the provision for adjustment set forth herein, each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes on all matters submitted to a vote of the stockholders of the Corporation equal to the Formula Number then in effect.

B. Except as otherwise provided herein, in the Certificate of Incorporation, in any other Certificates of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C. Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock and any other capital stock of the Corporation having general voting rights as set forth herein) for taking any corporate action.

IV. Certain Restrictions.

A. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

1. declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

2. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

3. redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

4. redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

V. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as shares of Series A Preferred Stock, and the Board shall take all action necessary to retire and cancel such shares promptly after the acquisition thereof. The Corporation shall take all such actions as shall be necessary to cause all such shares upon their cancellation to become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificates of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

VI. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per whole share equal to the Formula Number then in effect times the aggregate amount to be distributed per whole share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

VII. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

VIII. No Redemption. The shares of Series A Preferred Stock shall not be redeemable and shall not be subject to or entitled to the operation of a retirement or sinking fund.

IX. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock unless the Board shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

X. Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-hundredth of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in distributions, vote and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-hundredth of a share (as such fraction may be adjusted as provided in the Rights Agreement) or any integral multiple thereof or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

XI. Amendment. So long as any shares of Series A Preferred Stock shall be outstanding, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class, (i) none of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as herein provided shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely and (ii) no amendment, alteration or repeal of the Certificate of Incorporation or of the By-laws of the Corporation shall be effected so as to affect adversely any of such powers, preferences, rights or privileges.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chairman of the Board and attested by its Secretary this 14th day of July, 2014.

/s/ Jordan Levy
Name: Jordan Levy
Title: Chairman of the Board

Attest:

/s/ William J. Stuart
Name: William J. Stuart
Title: Secretary